Exhibit 99.1
THIRD LAWSUIT FILED IN CONNECTION WITH THE
PROPOSED ACQUISITION OF GOODY’S

PLAINTIFF IN PRIOR ACTION SEEKS TEMPORARY RESTRAINING ORDER
Knoxville, Tennessee (October 14, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today announced that a third complaint has been filed in connection with its previously announced Agreement and Plan of Merger with certain affiliates of Sun Capital Partners, IV. The complaint, which names both Goody’s and its directors as defendants, was also brought in Tennessee state court and is seeking, among other things, certification as a class action, injunctive relief or, in the alternative, rescission of the proposed transaction, if it has then been consummated, and unspecified damages. The complaint generally alleges that the defendants breached their fiduciary duties by accepting an inadequate offer, by failing to address other acquisition proposals, by taking steps to discourage other acquisition proposals, including an excessive termination fee, and generally failing to maximize shareholder value. No interim injunctive relief has yet been sought.
The Company believes that this third complaint, which generally contains similar allegations to the prior two, is also without merit.
The Company also announced that the plaintiff in one of the two complaints filed earlier this week had sought a temporary restraining order this morning against the consummation of the transaction with Sun Capital. The Chancery Court for Knox County, Tennessee, granted the Company’s motion for continuance of the initial hearing on this matter until October 26, 2005, relying upon representations from counsel to the Company at the hearing that the transaction will not be consummated before that date.
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel, and with the temporary closure of five stores due to hurricane damage, currently operates 369 stores in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.

Contact:	Regis Hebbeler
Senior Vice President
(865) 966-2000
-END-